CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 24B-2    Exhibit 10.1
Certain confidential portions of this Exhibit, indicated by [*], have been omitted pursuant to Rule 24b-2 of the Securities Act of 1934. The omitted materials have been filed separately with the U.S. Securities and Exchange Commission.

AMENDED AND RESTATED

LICENSE AGREEMENT

BETWEEN

NAVIDEA BIOPHARMACEUTICALS, INC.

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

FOR

CASE NO. SD1998-088

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TABLE OF CONTENTS

Recitals                                            1

Article 1:    Definitions                                     2

Article 2:    Grants                                         5

Article 3:     Consideration                                    6

Article 4:     Reports, Records and Payments                        13

Article 5:     Patent Matters                                    16

Article 6:    Governmental Matters                            19

Article 7:    Termination or Expiration of Agreement                    20

Article 8:    Limited Warranty and Indemnification                    22

Article 9:    Use of Names and Trademarks                        24

Article 10:    Miscellaneous Provisions                            24

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LICENSE AGREEMENT

This agreement (“Agreement”) is made by and between Navidea Biopharmaceuticals, Inc., a Delaware corporation having an address at 5600 Blazer Parkway, Suite 200, Dublin, OH 43017-1367 (“LICENSEE”) and The Regents of the University of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 (“UNIVERSITY”), represented by its San Diego campus having an address at University of California, San Diego, Technology Transfer Office, Mail Code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 (“UCSD”).

The following agreements (“Original Agreements”): a License Agreement effective January 26, 2002 (UC Control No. 2002-03-0237), an Amendment No. 1 effective May 27, 2003 (UC Control No. 2006-03-0237 (REVA)), an Amendment No. 2 effective February 1, 2006 (UC Control No.2006-03-0237 (REVB)), and an Amendment No. 3 effective August 16, 2011 (UC Control No. 2006-03-0237(REVC)) are hereby amended and restated in their entirety under this Agreement as of the date of the last signature (Effective Date”).
RECITALS

WHEREAS, LICENSEE previously entered a license agreement UCSD Control #2002-03-0237, effective January 26, 2002 as Neoprobe Corporation for the commercial development of the Inventions for the Field and Term defined in the #2002-03-0237;
WHEREAS, LICENSEE changed its name from Neoprobe Corporation to Navidea Biopharmaceuticals, Inc. effective January 5, 2012;
WHEREAS, the invention disclosed in UCSD Disclosure Docket No. SD1998-088 and titled “Macromolecular Carrier for Drug and Diagnostic Agent Delivery” (“Invention”), were made in the course of research at UCSD by Dr. David Vera (hereinafter the “Inventor”) and are covered by Patent Rights as defined below;

WHEREAS, the research was sponsored in part by the Government of the United States of America and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations;

WHEREAS, the Inventor is an employee of UCSD, and they are obligated to assign all of their right, title and interest in the Invention to UNIVERSITY;

WHEREAS, UNIVERSITY provided to LICENSEE a copy of a representation that the Inventor, to the extent that he is actually aware as of the date of signing of the representation, has not

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assigned said rights to a party other than The Regents of the University of California, and has not licensed said rights to any third party;

WHEREAS, UNIVERSITY is desirous that the Invention be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, LICENSEE is desirous of obtaining certain rights from UNIVERSITY for commercial development, use, and sale of the Invention, and the UNIVERSITY is willing to grant such rights;

WHEREAS, LICENSEE and UNIVERSITY both desire for their mutual benefit to extend the Term (as defined below) of the Agreement beyond the expiration date of the Patent Rights (as defined below); and

WHEREAS, LICENSEE understands that, subject to the provisions of Article 10.2, UNIVERSITY may publish or otherwise disseminate information concerning the Invention and Technology (as defined below) at any time and that LICENSEE is paying consideration thereunder for its early access to the Invention and Technology, not continued secrecy therein.

NOW, THEREFORE, the parties agree:

ARTICLE 1. DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1     “Affiliate” means any corporation or other business entity which is bound in writing by LICENSEE to the terms set forth in this Agreement and in which LICENSEE owns or controls, directly or indirectly, at least twenty percent (20%) of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled directly or indirectly by at least twenty percent (20%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least twenty percent (20%), then an “Affiliate” includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2     “Combination Product” means any product which is a Licensed Product (as defined below) and contains other product(s) or product component(s) that is not an excipient, diluant, adjuvant, buffer, labeling agent(s) such as radioisotope and fluorescent tag, and the like and (i) does not use Invention, Technology or Patent Rights (as defined below); (ii) the sale, use or import by itself does not contribute to or induce the infringement of Patent Rights; (iii) is sold separately by LICENSEE, its Sublicensee (as defined below) or an Affiliate; and (iv) enhances the market price of the final product(s) sold, used or imported by LICENSEE, its Sublicensee, or an Affiliate.

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1.3     “Distributor” means a third party that is not a Related Party (as defined below)that acquires Licensed Product from LICENSEE, Sublicensee, or an Affiliate and resells directly or indirectly such Licensed Product to End Users.

1.4    “End User” means a person or an entity that acquires a Licensed Product for use in the Field rather than for development, resale or distribution.

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1.5	“EPO Member States” means Austria, Belgium, Switzerland, Cyprus, Germany,
Denmark, Spain, Finland, France, Turkey, Greece, Ireland, Italy, Liechtenstein, Luxembourg,
Monaco, Netherlands, Portugal, Sweden, and the United Kingdom.

1.6     “Field” means diagnostic uses in the targeting of CD206 receptor positive cells residing in the lymph nodes with a radio-labeled-carbohydrate-conjugated macromolecule.

1.7    “Indication” means a human clinical condition for which use of a Licensed Product requires regulatory approval by the United States Food and Drug Administration (FDA) or a foreign equivalent. Each Indication under development herein shall be sequentially identified as a “First Indication”, “Second Indication”, and so on, with the understanding that each Indication so identified is distinct from every other Indication under development or developed.

1.8     “Licensed Method” means any method that uses Technology, or that is claimed in Patent Rights (as defined below), the use of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within Patent Rights.

1.9     “Licensed Product” means any service, composition or product that uses Technology, or that is claimed in Patent Rights, or that is produced by the Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within the Patent Rights.

1.10     “Net Sales” means the gross amounts invoiced to third parties for Licensed Products sold or leased by LICENSEE, Sublicensee, or its Affiliate, or in any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed: cash, trade, or quantity discounts or rebates (as allowed under applicable law); sales tax, use tax, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Licensed Product in foreign countries); transportation charges; credits to customers because of rejections or returns, or transfers of Licensed Products without charge for charitable, promotional, non-clinical, clinical research or regulatory purposes. For purposes of calculating Net Sales, transfers to a Sublicensee or an Affiliate of Licensed Product under this Agreement without an invoice for (i) end use (but not resale) by the Sublicensee or Affiliate shall be treated as sales by LICENSEE at list price of LICENSEE, or (ii) resale by a Sublicensee or an Affiliate shall be treated as sales at the list price of the Sublicensee or Affiliate.

1.11     “Patent Costs” means all out-of-pocket expenses, except for the reimbursement paid by LICENSEE under another agreement with the University, for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights. Patent Costs shall also include out-of-pocket expenses for patentability opinions, inventorship determination, preparation and prosecution of patent application, re-examination, re-issue, interference, and opposition activities related to patents or applications in Patent Rights.

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1.12     “Patent Rights” means UNIVERSITY’s rights in any of the following: the US patent application (serial number 09/569,466, titled “MACROMOLECULAR CARRIER FOR DRUG AND DIAGNOSTIC AGENT DELIVERY”) disclosing and claiming the Invention, filed by Inventor and assigned to UNIVERSITY; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to the extent the claims thereof are entirely supported in the specification and entitled to the priority date of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.13    “Related Party” means a corporation, firm, or other entity with which, or individual with whom, the LICENSEE, Sublicensee, Affiliate, or any combination thereof (or any of their respective stockholders, subsidiaries or Affiliates) have an agreement, understanding, or arrangement (for example, but not by way of limitation, an option to purchase stock or other equity interest, or an arrangement involving a division of revenue, milestone payments, profits, discounts, rebates, or allowances) unrelated to the sale or exploitation of the Licensed Products without which such other agreement, understanding, or arrangement, the amounts, if any, charged by the LICENSEE or Affiliate to such entity or individual for the Licensed Product would be higher than the invoice price actually received, or if such agreement, understanding, or arrangement results in the LICENSEE extending to such entity or individual lower prices for such Licensed Product than those charged to others without such agreement, understanding, or arrangement buying similar products or services in similar quantities.
1.14 "Sponsor’s Rights" means all the applicable provisions of any license to the United States Government executed by UNIVERSITY and the overriding obligations to the US Government under 35 U.S.C. §§ 200-212 and applicable governmental implementing and the overriding obligations to NIH under the sponsorship agreement with the same.

1.15    “Sublicense” means an agreement into which LICENSEE enters with a third party that is not, at the time of execution of such Sublicense agreement, an Affiliate of LICENSEE for the purpose of (i) granting certain rights; (ii) granting an option to certain rights; or (iii) forbearing the exercise of any rights, in each case, granted to LICENSEE under this Agreement. “Sublicensee” means a third party with whom LICENSEE enters into a Sublicense.

1.16    “Sublicense Fees” means all upfront fees, milestone payments and similar license fees received by LICENSEE from its Sublicensees in consideration for the grant of a Sublicense, but excluding:
(a)         any royalty payments;
(b)         payments for equity or debt securities of LICENSEE (except to the extent such payments exceed the fair market value of such securities upon date of receipt, in which case such premiums over fair market value shall be deemed to be “Sublicense Fees”);
(c)     research or development funding to be applied directly to the future research

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and/or development of Licensed Products provided, however that such payments shall not include executive and clerical salaries, legal costs (other than Patent Costs) or other costs not directly related to research,
(d)         payments and reimbursement to LICENSEE of Patent Costs paid to UNIVERSITY by LICENSEE with respect to the filing, preparation, prosecution or maintenance of the Patent Rights; and
(e)         milestone payments attributable to the achievement of any of the milestone events set forth in Section 3.1(c).

1.17 "Technology" means the written technical information relating to the Invention, excluding personal health information (PHI) and personal identity information (PII), which the Inventor has and may provide to LICENSEE during the Term of this Agreement

1.18    “Term” means on a country-by-country basis, the period of time beginning on the Effective Date and (i) ending on the third anniversary of the expiration date of last to expire valid claim in the Patent Rights covering the Licensed Product where no patent extension is granted, (ii) ending on the third anniversary of the expiration date of the last-to-expire patent extension covering the Licensed Product where patent extension is granted, or (iii) ending on the later of 1.18 (i) or (ii) where no Patent Rights exist but Technology is utilized .
1.19    “Territory” means worldwide to the extent this license may legally be granted.

1.20 “Third Party” means any individual or entity other than LICENSEE or UNIVERSITY or an Affiliate of LICENSEE or UNIVERSITY.
ARTICLE 2. GRANTS

2.1         License. Subject to the limitations set forth in this Agreement and Sponsor’s Rights, UNIVERSITY hereby grants to LICENSEE, and LICENSEE hereby accepts, a license under Patent Rights to make and have made, to use and have used, to sell and have sold, to offer for sale, and to import Licensed Products and to practice Licensed Methods and to use Technology, in the Field within the Territory and during the Term.

The license granted herein is exclusive for Patent Rights and non-exclusive for Technology.

2.2 Sublicense.

(a)	The license granted in Section 2.1 includes the right of LICENSEE to grant sublicenses to third parties and Affiliates during the Term, through multiple tiers, but only for as long as the license from UNIVERSITY is exclusive.

(b)	With respect to Sublicense granted pursuant to Paragraph 2.2(a), LICENSEE shall:

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(i)	not receive, or agree to receive, anything of value in lieu of cash as consideration from a third party under a Sublicense granted pursuant to Paragraph 2.2(a) without the express written consent of UNIVERSITY;

(ii)	to the extent applicable, include all of the rights of and obligations due to
UNIVERSITY (and, if applicable, the Sponsor’s Rights) and contained in this Agreement;

(iii)	promptly provide UNIVERSITY with a copy of each Sublicense issued,
and

(iv)	collect and guarantee payment of all payments due, directly or indirectly, to UNIVERSITY from Sublicensees and summarize and deliver all reports due, directly or indirectly, to UNIVERSITY from Sublicensees.

(c)
Upon early termination of this Agreement for any reason (but not expiration as provided in Section 1.18), UNIVERSITY, at its sole discretion, shall determine whether LICENSEE shall cancel or assign to UNIVERSITY any and all Sublicenses.

2.3 Reservation of Rights. UNIVERSITY reserves the right to:

(a)	use the Invention, Technology and Patent Rights for educational and research purposes;

(b)	subject to the provisions of Article 10.2, publish or otherwise disseminate any information about the Invention and Technology at any time; and

(c)     allow other nonprofit institutions to use and publish or otherwise disseminate any information about Invention, Technology and Patent Rights for educational and research purpose.

ARTICLE 3. CONSIDERATION

3.1 Fees and Royalties. The parties hereto understand that the fees and royalties payable by LICENSEE to UNIVERSITY under this Agreement are partial consideration for the license granted herein to LICENSEE under Technology, and Patent Rights. LICENSEE shall pay UNIVERSITY:

(a)	a license issue fee of twenty five thousand dollars (US$25,000), was paid under the Original Agreements;

(b)     license maintenance fees of twenty five thousand dollars (US$25,000) per year, payable annually, has been satisfied under the Original Agreements and that

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LICENSEE’s obligation to pay this fee has ended on the date of the first commercial sale of a Licensed Product in the Territory;

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(c)	milestone payments in the amounts set forth below within forty-five (45) days after the achievement of each of the following events:

	Amount in US dollars	Event
A	$[*]	Commencement of phase 2 trial for melanoma. UNIVERSITY and LICENSEE acknowledge that the payment for milestone A was made in full on Aug 2006.
B	$[*]	Commencement of phase 2 trial for breast cancer. UNIVERSITY and LICENSEE acknowledge that the payment for milestone B was made in full on Aug 2006.
C	$[*]
Earlier of commencement for any cancer that is not melanoma, breast, colorectal, stomach, or cervical or regulatory approval allowing sales of Licensed Product for cancer other than melanoma, breast, colorectal, stomach, or cervical. UNIVERSITY and LICENSEE acknowledge that the payment for milestone C was made in full on April 2009.

D	$[*]	Completion of phase 3 trial for melanoma. UNIVERSITY and LICENSEE acknowledge that the payment for milestone D was made in full on April 2009.
E	$[*]	Completion of phase 3 trial for breast cancer. UNIVERSITY and LICENSEE acknowledge that the payment for milestone E was made in full on April 2009.
F	$[*]	Submission of application for regulatory approval. UNIVERSITY and LICENSEE acknowledge that the payment for milestone F was made in full on December 2011.
G	$[*]
US regulatory clearance granted allowing sales of Licensed Product independent of disease type, or for two or more disease types, or to be substituted by H and I. UNIVERSITY and LICENSEE acknowledge that the payment for milestone G was made in full on December April 2013.

H	$[*]
US regulatory clearance granted allowing sales of Licensed Product for the first disease type. UNIVERSITY and LICENSEE acknowledge that the payment for milestone H was satisfied by payment of milestone G.

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I	$[*]
US regulatory clearance granted allowing sales of Licensed Product for the second disease type. UNIVERSITY and LICENSEE acknowledge that the payment for milestone I was satisfied by payment of milestone G.

J	$[*]	Regulatory clearance allowing sales of Licensed Product in any EPO Member State or Japan independent of disease type, for two or more disease types, or to be substituted by K and L.
K	$[*]	Regulatory clearance allowing sales of Licensed Product in any EPO Member State or Japan for the first disease type.
L	$[*]	Regulatory clearance allowing sales of Licensed Product in any EPO Member State or Japan for the second disease type.

(d)
Earned royalty on Net Sales of Licensed Products by LICENSEE, Affiliate, Sublicensee, or any combination thereof when (A) the License Product is manufactured in a country with Patent Rights and sold in a country with Patent Rights, (B) the License Product is manufactured in a country with Patent Rights and sold in a country without Patent Rights, or (C) when the Licensed Product is manufactured in a country without Patent Rights and imported to a country with Patent Rights:

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3. 1(d) Royalty Rate Table

Percent of earned royalty
[*]%	For accumulated Net Sales by LICENSEE, Affiliate, Sublicensee, or any combination thereof, to, including without limitation, End User and/or Distributor, less than or equal to [*] US dollars ($[*])
[*]%
For accumulated Net Sales by LICENSEE, Affiliate, Sublicensee, or any combination thereof, to, including without limitation, End User and/or Distributor, greater than [*] US dollars ($[*]) but less than or equal to [*] US dollars ($[*])

[*]%	For accumulated Net Sales by LICENSEE, Affiliate, Sublicensee, or any combination thereof, to, including without limitation, End User and/or Distributor, greater than [*] US dollars ($[*])

provided, however, that the earned royalty due on Net Sales of:

(i)
Licensed Products sold within three (3) years after the expiration date of the Patent Rights or the extension of the Patent Rights, and that would have infringed Patent Rights prior to expiration or extension of the Patent Rights will be deemed to be Licensed Product as consideration of the use of the Technology with a royalty during the first year of that three year period due at a royalty rate reduced to [*] percent ([*]%) of the rates listed above, during the second year of that three year period due at a royalty rate reduced to [*] percent ([*]%) of the rates listed above and during the third year of that three year period due at a royalty rate reduced to [*] percent ([*]%) of the rates listed above;

(ii)
Licensed Products manufactured in a country without Patent Rights and sold in a country without Patent Rights will be deemed to be Licensed Product as consideration of the use of the Technology with a royalty rate of [*] percent ([*]%) of 3.1 (d) Royalty Rate Table;

(iii)
Licensed Product sold to Distributor(s), shall be based on the gross amounts invoiced to Distributor(s) for Licensed Products and the value of any other consideration (for example, but not by way of limitation, payments for Licensed Product, transfer cost, a division of revenue, milestone payments, profits, or an option to purchase stock or other equity

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interest) received by LICENSEE, Sublicensee, Affiliate, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed: cash, trade, or quantity discounts or rebates (as allowed under applicable law); sales tax, use tax, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Licensed Product in foreign countries); transportation charges; credits because of rejections or returns ;

(iv)	Combination Product by LICENSEE and/or its Affiliate(s) shall be calculated as below:

Earned Royalties due UNIVERSITY = [A/(A+B)] x applicable Royalty Rate on Net Sales of the Licensed Products applicable in (i), (ii), or (iii) x Net Sales of Combination Product, where:

A is the separate average sales price of the Licensed Product or Licensed Product components during the period to which the royalty calculation applies; and B is the average sales price of the separately listed sale prices of the individual products or product components included in such Combination Product that are not Licensed Products during the period to which the royalty calculation applies. If LICENSEE does not separately sell the Licensed Product or the B product or product components used in Combination Product, the purchase price paid by LICENSEE in the procurement of said products or product components shall be used. For any products in B for which LICENSEE has reduced its earned royalties payable to UNIVERSITY under 3.1(d)(v), this provision shall not apply.

(v)
in the event LICENSEE or Affiliate is required to pay royalties to one or more third parties for patent rights necessary to make, use or sell Licensed Products, LICENSEE may deduct $[*] from the earned royalties payable to UNIVERSITY for every $[*] LICENSEE or Affiliate actually pays to said third parties; and

(vi)	in no event shall the amount payable to UNIVERSITY in any calendar quarter be less than [*] percent ([*]%) of the amount without the deductions allowable under 3.1 (d) (iv) and/or 3.1 (d) (v);

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(e) the applicable percentage (“Applicable Percentage” or “AP”) according to the following schedules of all Sublicense Fees received by LICENSEE from its Sublicensees that are not earned royalties according to the following schedules::

	Time of Sublicense Grant	AP(%)
A	[*]	[*]%
B	[*]	[*]%
C	[*]	[*]%
D	[*]	[*]%
E	[*]	[*]%
F	[*]	[*]%
G	[*]	[*]%
H	[*]	[*]%

(f) on each and every Sublicense royalty payment received by LICENSEE from its Sublicensees on Net Sales of Licensed Product by Sublicensee, royalties based on the royalty rate of (i) [*] percent ([*]%) as applied to Net Sales (defined in 1.10) of Sublicensee to End User, and (ii) [*] percent ([*]%) as applied to Net Sales (defined in 3.1(d)(iii)) of Sublicensee to Distributor;
(g) beginning with the calendar year of first commercial sale of the first Licensed Product by LICENSEE, its Sublicensee, or an Affiliate, if the total earned royalties paid by LICENSEE under Paragraphs 3.1(d) and (f) to UNIVERSITY in any such year cumulatively amounts to less than twenty five thousand Dollars ($25,000) (“minimum annual royalty”), LICENSEE shall pay to UNIVERSITY on or before February 28 following the last quarter of such year the difference between the minimum annual royalty and the total earned royalty paid by LICENSEE for such year under Paragraphs 3.1(d) and (f); provided, however, that for the year of first commercial sale of the first Licensed Product, the amount of minimum annual royalty payable shall be pro-rated for the number of months remaining in that calendar year.

All fees and royalty payments specified in Paragraphs 3.1(a) through 3.1(g) above shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to UNIVERSITY as noted in Paragraph 10.1.

For purposes of this Section 3.1, if any rights to develop, manufacture or commercialize Licensed Products are granted by LICENSEE to an Affiliate and thereafter such party ceases to be an Affiliate of LICENSEE, such party will not be deemed to be a Sublicensee hereunder, and the exercise of any such rights granted to such party will be remain subject to the provisions of this Section 3.1 as if such party were an Affiliate and remains under a Sublicense.

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3.2
Patent Costs. LICENSEE shall reimburse UNIVERSITY for all past (prior to the Effective Date) and future (on or after the Effective Date) Patent Costs within thirty (30) days following the date an itemized invoice is sent from UNIVERSITY to LICENSEE.

3.3	Due Diligence.

    (a)     LICENSEE shall, either directly or through its Affiliate(s) or Sublicensee(s) to:

(i)	diligently proceed with the development, manufacture and sale of Licensed Products;

(ii)	market Licensed Products within six (6) months of receiving regulatory approval to market such Licensed Products;

(iii)	fill the market demand for Licensed Products following commencement of marketing at any time during the term of this Agreement and

(iv)	obtain all necessary governmental approvals for the use and sale of Licensed Products in the Territory.

(b)
If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.1(c) and 3.3(a)(i)-(iv), then UNIVERSITY shall have the right and option to either terminate this Agreement or change LICENSEE’s exclusive license to a nonexclusive license provided that LICENSEE has not cured such failure to perform within ninety (90) days written notice from the UNIVERSITY of said failure. This right, if exercised by UNIVERSITY, supersedes the rights granted in Article 2.

ARTICLE 4. REPORTS, RECORDS AND PAYMENTS

4.1 Reports.

(a)     Progress Reports.

(i)	Beginning six months after Effective Date and ending on the date of first commercial sale of a Licensed Product in the United States, with respect to each six month period ending June 30 and December 31 during such period, LICENSEE shall report to UNIVERSITY LICENSEE’s (and Affiliate’s and Sublicensee’s) activities for the preceding six months to develop and test all Licensed Products and obtain governmental approvals necessary for marketing the same. Such semi-annual reports shall be due within sixty (60) days of the reporting period and include a summary of work completed, summary of work in progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Products, and summary of resources (dollar value) spent in the reporting period. The reports referred to in this Section 4.1(a) should be marked with the following title and case number: “License Agreement between UCSD and Navidea Biopharmaceuticals for case SD1998-088”. Reports

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shall be submitted as attachment to UCSD’s email address: tto-reports@ucsd.edu.

(ii)
LICENSEE shall report to UNIVERSITY the date of a first commercial sale of a Licensed Product anywhere in the Territory.  Beginning three months after Effective Date and ending on the date of first commercial sale, the UNIVERSITY may request the status of such first commercial sale.

(b)     Royalty Reports.

After the first commercial sale of a Licensed Product anywhere in the Territory, LICENSEE shall submit to UNIVERSITY quarterly royalty reports on or before February 28, May 31, August 31 and November 30 of each year. Each royalty report shall cover LICENSEE’s (and each Affiliate’s and Sublicensee’s) most recently completed calendar quarter and shall show:

(i)	the date of first commercial sale of a Licensed Product in each country in the Territory;

(ii)	the gross sales, deductions as provided in Paragraph 1.10 (Net Sales), and
Net Sales during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

(iii)	the number of each type of Licensed Product sold;

(iv)	Sublicense Fees and royalties received during the most recently completed calendar quarter in US dollars, and the portion thereof payable to UNIVERSITY hereunder;

         (v)     the method used to calculate the royalties; and

(vi)     the exchange rates used.

If no sales of Licensed Products have been made and no Sublicensing Revenue has been received by LICENSEE during any reporting period, LICENSEE shall so report. The reports referred to in this Section 4.1(b) should be marked with the following title and case number: “License Agreement between UCSD and Navidea Biopharmaceuticals for case SD1998-088”. Reports shall be submitted as attachment to UCSD’s email address: tto-reports@ucsd.edu.

4.2 Records & Audits.

(a)	LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep,

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accurate and correct records of all Licensed Products manufactured, used, and sold, and Sublicense Fees received under this Agreement. Such records shall be retained by LICENSEE for at least five (5) years following a given reporting period.

(b)	Upon five (5) business days prior notice to LICENSEE all records shall be available during normal business hours for inspection at the expense of UNIVERSITY by UNIVERSITY’s Internal Audit Department or by a Certified Public Accountant selected by UNIVERSITY and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments or other compliance issues. Such inspector shall not disclose to UNIVERSITY any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve-month (12-month) period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to UNIVERSITY had the LICENSEE reported correctly, plus an interest charge at a rate of ten percent (10%) per year. Such interest shall be calculated from the date the correct payment was due to UNIVERSITY up to the date when such payment is actually made by LICENSEE. For underpayment not in excess of five percent (5%) for any twelve-month (12-month) period, LICENSEE shall pay the difference within thirty (30) days without interest charge or inspection cost. UNIVERSITY may only conduct one such audit per calendar year.

4.3 Payments.

(a)
All fees, reimbursements and royalties due to UNIVERSITY shall be paid in United States dollars and all checks shall be made payable to “The Regents of the University of California”, referencing UNIVERSITY’s taxpayer identification number, 95-6006144, and sent to UNIVERSITY according to Paragraph 10.1 (Correspondence). When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

(b)	Royalty Payments.

(i)	Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party or Affiliate.

(ii)	LICENSEE shall pay earned royalties quarterly on or before February 28,

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May 31, August 31 and November 30 of each calendar year. Each such payment shall be for earned royalties accrued within LICENSEE’s most recently completed calendar quarter.

(iii)
Royalties earned on sales occurring or under a Sublicense granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of UNIVERSITY’s tax liability in any particular country may be credited against earned royalties or fees due UNIVERSITY for that country. LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

(iv)	If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a Sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to UNIVERSITY into US currency and shall pay UNIVERSITY directly from its US sources of funds for as long as the legal restrictions apply.

(v)	LICENSEE shall not collect royalties from, or cause to be paid on
Licensed Products sold to the account of the US Government or any agency thereof as provided for in the license to the US Government.

(vi)	In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision, that are based on another patent or claim not involved in such final decision, or that are based on the use of Technology.

(vii)
Royalty payments under Article 3, recoveries and settlements under Article 5, and royalty reports under 4.1(b) shall be rendered for any and all Licensed Products even if due after expiration of the Agreement.

(c)	Late Payments. In the event royalty, reimbursement and/or fee payments are not received by UNIVERSITY when due, LICENSEE shall pay to UNIVERSITY interest charges at a rate of ten percent (10%) per year. Such interest shall be calculated from the date payment was due until actually received by UNIVERSITY.

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ARTICLE 5. PATENT MATTERS

5.1 Patent Prosecution and Maintenance.

(a)	Provided that LICENSEE has reimbursed UNIVERSITY for Patent Costs pursuant to Paragraph 3.2, UNIVERSITY shall diligently prosecute and maintain the United States and, if available, foreign patents, and applications in Patent Rights using counsel of its choice. For purposes of clarity, if LICENSEE is not current in reimbursing UNIVERSITY for such patent prosecution costs, UNIVERSITY shall have no obligation to incur any new Patent Costs under this Agreement or to further prosecute Patent Rights or file any new patents under Patent Rights. UNIVERSITY shall provide LICENSEE with copies of all relevant documentation relating to such prosecution and LICENSEE shall keep this documentation confidential. The UNIVERSITY’s counsel shall take instructions only from UNIVERSITY, and all patents and patent applications in Patent Rights shall be assigned solely to UNIVERSITY. UNIVERSITY shall in any event control all patent filings and all patent prosecution decisions and related filings (e.g. responses to office actions) shall be at UNIVERSITY’s final discretion (prosecution includes, but is not limited to, interferences, oppositions and any other inter partes matters originating in a patent office).

(b)	UNIVERSITY shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold by LICENSEE under this Agreement.

(c)	LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon three (3) months’ written notice to UNIVERSITY. UNIVERSITY shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE. UNIVERSITY, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall have no further license with respect thereto. Non-payment of any portion of Patent Costs or Anticipated Costs with respect to any application or patent may be deemed by UNIVERSITY as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent. UNIVERSITY is not obligated at any time to file, prosecute, or maintain Patent Rights in a country, where, for that country’s patent application LICENSEE is not paying Patent Costs, or to file, prosecute, or maintain Patent Rights to which LICENSEE has terminated its license hereunder.

(d)
LICENSEE shall apply for an extension of the term of any patent in Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law. LICENSEE shall prepare all documents for such application, and UNIVERSITY

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shall execute such documents and take any other additional action as LICENSEE reasonably requests in connection therewith.

5.2 Patent Infringement.

(a)	In the event that UNIVERSITY (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or LICENSEE learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). Subject to Sections 5.2(b) and 5.2(c), during the period in which, and in the jurisdiction where, LICENSEE has exclusive rights under this Agreement, neither UNIVERSITY nor LICENSEE will notify a third party (including the infringer) of infringement or put such third party on notice of the existence of any Patent Rights without first obtaining consent of the other. If LICENSEE notifies a third party of infringement or puts such third party on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of UNIVERSITY and UNIVERSITY is sued in declaratory judgment, UNIVERSITY shall have the right to terminate this Agreement immediately without the obligation to provide sixty (60) days’ notice as set forth in Paragraph 7.1. Both UNIVERSITY and LICENSEE will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

(b)
If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date of the Infringement Notice, LICENSEE may institute suit for patent infringement against the infringer. UNIVERSITY may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of LICENSEE’s suit or any judgment rendered in that suit. LICENSEE may not join UNIVERSITY in a suit initiated by LICENSEE without UNIVERSITY’S prior written consent. If, in a suit initiated by LICENSEE, UNIVERSITY is involuntarily joined other than by LICENSEE, LICENSEE will pay any costs incurred by UNIVERSITY arising out of such suit, including but not limited to, any legal fees of counsel that UNIVERSITY selects and retains to represent it in the suit.

(c)	If, within a hundred and twenty (120) days following the date the Infringement
Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if LICENSEE has not brought suit against the infringer, UNIVERSITY may institute suit for patent infringement against the infringer. If UNIVERSITY institutes such suit, LICENSEE may not join such suit without UNIVERSITY’S consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of UNIVERSITY’S suit or any judgment rendered in that suit.

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(d)	Notwithstanding anything to the contrary in this Agreement, in the event that the infringement or potential infringement pertains to an issued patent included within the Patent Rights and written notice is given under any statute expediting litigation (e.g. the Drug Price Competition and Patent Term Restoration Act of 1984 and/or foreign counterparts of this Law) ("Act"), then the party in receipt of such notice under the Act (in the case of UNIVERSITY to the extent of the actual knowledge of the licensing officer responsible for the administration of this Agreement) shall provide the Infringement Notice to the other party promptly. If the time period is such that the LICENSEE will lose the right to pursue legal remedy for infringement by not notifying a third party or by not filing suit, the notification period and the time period to file suit will be accelerated to within forty-five (45) days of the date of such notice under the Act to either party.

(e)	Any recovery or settlement received in connection with any suit will first be shared by UNIVERSITY and LICENSEE equally to cover the litigation costs each incurred, and next shall be paid to UNIVERSITY or LICENSEE to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by LICENSEE, any recovery in excess of litigation costs will be shared between LICENSEE and UNIVERSITY as follows: (i) for any recovery other than amounts paid for willful infringement: (A) UNIVERSITY will receive fifteen percent (15%) of the recovery if UNIVERSITY was not a party in the litigation and did not incur any litigation costs; (B) UNIVERSITY will receive twenty-five percent (25%) of the recovery if UNIVERSITY was a party in the litigation, but did not incur any litigation costs, including the provisions of Paragraph 5.2(b) above, or (C) UNIVERSITY will receive fifty percent (50%) of the recovery if UNIVERSITY incurred any litigation costs in connection with the litigation; and (ii) for any recovery for willful infringement, UNIVERSITY will receive fifty percent (50%) of the recovery. In any suit initiated by UNIVERSITY, any recovery in excess of litigation costs will belong to UNIVERSITY. UNIVERSITY and LICENSEE agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Section 5.2.

(f)	Any agreement made by LICENSEE for purposes of settling litigation or other dispute shall comply with the requirements of Section 2.2 (Sublicenses) of this Agreement.

(g)	Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

(h)	Any litigation proceedings will be controlled by the party bringing the suit, except

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that UNIVERSITY may be represented by counsel of its choice in any suit brought by LICENSEE.

5.3 Patent Marking. LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws. LICENSEE shall be responsible for all monetary and legal liabilities arising from or caused by (i) failure to abide by applicable patent marking laws and (ii) any type of incorrect or improper patent marking.
ARTICLE 6. GOVERNMENTAL MATTERS

6.1 Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify UNIVERSITY if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2 Export Control Laws. LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

6.3 Preference for United States Industry. If LICENSEE sells a Licensed Product or Combination Product in the US, LICENSEE shall manufacture said product substantially in the US. Notwithstanding the foregoing, at LICENSEE’s request, UNIVERSITY will reasonably cooperate with LICENSEE in seeking a waiver to the requirement for substantial manufacture in the United States according to 35 U.S. CODE § 204. To the extent such waiver if granted, LICENSEE shall comply with the terms granted in the waiver.

ARTICLE 7. TERMINATION OR EXPIRATION OF THE AGREEMENT

7.1 Termination by UNIVERSITY.

(a)
If LICENSEE fails to perform or violates any term of this Agreement, then UNIVERSITY may give written notice of default (“Notice of Default”) to LICENSEE. If LICENSEE fails to cure the default within ninety (90) days of the Notice of Default, UNIVERSITY may terminate this Agreement and the license granted herein by a second written notice (“Notice of Termination”) to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of UNIVERSITY. During the term of any such Notice of Default or period to cure, to the extent the default at

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issue is a failure to pay past or ongoing Patent Costs as provided for under this Agreement, UNIVERSITY shall have no obligation to incur any new Patent Costs under this Agreement and shall have no obligation to further prosecute Patent Rights or file any new patents under Patent Rights.

(b)	This Agreement will terminate immediately, without the obligation to provide ninety (90) days’ notice as set forth in Paragraph 7.1(a), if LICENSEE files a claim including in any way the assertion that any portion of UNIVERSITY’s Patent Rights is invalid or unenforceable where the filing is by the LICENSEE, a third party on behalf of the LICENSEE, or a third party at the written urging of the LICENSEE.

(c)	This Agreement shall automatically terminate without the obligation to provide ninety (90) days’ notice as set forth in Paragraph 7.1(a) upon the filing of a petition for relief under the United States Bankruptcy Code by or against the
LICENSEE as a debtor or alleged debtor.

7.2 Termination by LICENSEE.

(a)	LICENSEE shall have the right at any time and for any reason to terminate this
Agreement upon a ninety (90) day written notice to UNIVERSITY. Said notice shall state LICENSEE’s reason for terminating this Agreement.

(b)	Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to UNIVERSITY or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of UNIVERSITY arising under this Agreement prior to termination.

7.3 Survival on Termination or Expiration. The following Paragraphs and Articles shall survive the termination or expiration of this Agreement:

    (a)    Article 4 (REPORTS, RECORDS AND PAYMENTS);

(b)     Paragraph 7.3 (Survival on Termination or Expiration);

(c)     Paragraph 7.4 (Disposition of Licensed Products on Hand);

(d)     Paragraph 7.5 (Fully-Paid License);

(e)    Article 8 (LIMITED WARRANTY AND INDEMNIFICATION);

    (f)    Article 9 (USE OF NAMES AND TRADEMARKS);

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(g)    Section 10.2 hereof (Secrecy);

    (h)    Paragraph 10.5 (Failure to Perform); and

    (i)    Paragraph 10.6 (Governing Laws).

7.4 Disposition of Licensed Products on Hand. Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Product within a period of one hundred and twenty (120) days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

7.5    Fully-Paid License. Upon expiration of the Term (but not termination under Section 7.1 or 7.2) the license granted to LICENSEE in Section 2.1 shall become a perpetual, irrevocable, fully-paid license.

ARTICLE 8. LIMITED WARRANTY AND INDEMNIFICATION

8.1	Limited Warranty.

(a)
UNIVERSITY warrants to the LICENSEE that it has the lawful right to grant this license. This warranty does not include Patent Rights to the extent assigned, or otherwise licensed, by UNIVERSITY’s inventor to third parties.

(b)	The license granted herein and the associated Technology are is provided “AS IS”
and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied. UNIVERSITY makes no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights or Technology will not infringe any other patent or other proprietary rights.

(c)	UNIVERSITY WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS
OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF UNIVERSITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH

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DAMAGES. ALSO, UNIVERSITY WILL NOT BE LIABLE FOR ANY DIRECT DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO PATENT RIGHTS TO THE EXTENT ASSIGNED, OR OTHERWISE LICENSED, BY UNIVERSITY’S INVENTOR TO THIRD PARTIES.
(d)     Nothing in this Agreement shall be construed as:

(i)	a warranty or representation by UNIVERSITY as to the validity or scope of any Patent Rights;

(ii)	a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(iii)	an obligation to bring or prosecute actions or suits against third parties for patent infringement or misappropriation of Technology except as provided in Section 5.2 hereof;

(iv)
conferring by implication, estoppel or otherwise any license or rights under any patents of UNIVERSITY other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights; or

(v)	an obligation to furnish any know-how not provided in Patent Rights and
Technology; or

(vi)     an obligation to update Technology.

8.2 Indemnification.

(a)	LICENSEE will, and will require Sublicensees to, indemnify, hold harmless, and defend UNIVERSITY and its officers, employees, and agents; the sponsors of the research that led to the Invention; and the inventor of patents or patent applications under Patent Rights, and their employers; against any and all claims, suits, losses, damages, costs, fees, and expenses resulting from, or arising out of, the exercise of this license or any Sublicense. This indemnification will include, but will not be limited to, any product liability.

(b)	LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

(i)	comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (A) each occurrence, five million dollars (US$5,000,000); (B) products/completed operations aggregate, ten

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million dollars (US$10,000,000); (C) personal and advertising injury, five million dollars (US$5,000,000); and (D) general aggregate (commercial form only), ten million dollars (US$10,000,000). If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date

(ii)	Worker’s Compensation as legally required in the jurisdiction in which the
LICENSEE is doing business; and

(iii)	the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c)	LICENSEE shall furnish UNIVERSITY with certificates of insurance showing compliance with all requirements. Such certificates shall: (i) provide for thirty (30) day advance written notice to UNIVERSITY of any modification; (ii) indicate that UNIVERSITY has been endorsed as an additionally insured party under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UNIVERSITY.

(d)	UNIVERSITY shall notify LICENSEE in writing of any claim or suit brought against UNIVERSITY in respect of which UNIVERSITY intends to invoke the provisions of this Article. LICENSEE shall keep UNIVERSITY informed on a current basis of its defense of any claims under this Article. LICENSEE will not settle any claim against UNIVERSITY without UNIVERSITY’s written consent, where (i) such settlement would include any admission of liability or admission of wrong doing on the part of the indemnified party, (ii) such settlement would impose any restriction on UNIVERSITY/indemnified party’s conduct of any of its activities, or (iii) such settlement would not include an unconditional release of UNIVERSITY/indemnified party from all liability for claims that are the subject matter of the settled claim.

ARTICLE 9. USE OF NAMES AND TRADEMARKS

9.1     Except as provided in 9.3, nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity, or other promotional activities is prohibited, without the express written consent of UNIVERSITY.

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9.2     UNIVERSITY may disclose to the Inventor the terms and conditions of this Agreement upon their request. If such disclosure is made, UNIVERSITY shall request the Inventor not disclose such terms and conditions to others.

9.3     UNIVERSITY may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but UNIVERSITY shall not disclose the financial terms of this Agreement to third parties, except where UNIVERSITY is required by law to do so, such as under the California Public Records Act. LICENSEE hereby grants permission for UNIVERSITY (including UCSD) to include LICENSEE’s name and a link to LICENSEE’s website in UNIVERSITY’s and UCSD’s annual reports and on UNIVERSITY’s (including UCSD’s) websites that showcase technology transfer-related stories.
ARTICLE 10. MISCELLANEOUS PROVISIONS

10.1    Correspondence. Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

     (a) on the date of delivery if delivered in person,
(b)     five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party, or

(c)	upon confirmation by recognized national overnight courier, confirmed facsimile transmission, or confirmed electronic mail, to the following addresses or facsimile numbers of the parties.

If sent to LICENSEE:

Navidea Biopharmaceuticals, Inc.
5600 Blazer Parkway, Suite 200
Dublin, OH 43017-1367
Attention: President, CEO
        Phone: 614-793-7500
Fax: 614-793-7522

If sent to UNIVERSITY by mail:
University of California, San Diego
Technology Transfer Office
    9500 Gilman Drive, Mail Code 0910
La Jolla, CA 92093-0910
Attention: Assistant Vice Chancellor

    If sent to UNIVERSITY by overnight delivery:
University of California, San Diego
Technology Transfer Office

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10300 North Torrey Pines Road
Torrey Pines Center North, Third Floor
La Jolla, CA 92037
Attention: Assistant Vice Chancellor

10.2 Secrecy.

(a) “Confidential Information” shall mean with respect to UNIVERSITY, confidential information, including Technology, relating to the Invention and disclosed by UNIVERSITY to LICENSEE during the term of this Agreement, and with respect to LICENSEE, all trade secrets or confidential or proprietary information or tangible materials provided by LICENSEE received by UNIVERSITY hereunder (including any reports delivered pursuant to Section 4.1)in the course of its performance of its obligations hereunder, which if disclosed in writing shall be marked “Confidential”, or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by the disclosing party and sent to the receiving party.

(b) Receiving party shall:

(i) use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

(ii) safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

(iii) not disclose Confidential Information to others (except to its employees, agents or consultants who are bound to the receiving party by a like obligation of confidentiality) without the express written permission of the disclosing party, except that the receiving party shall not be prevented from using or disclosing any of the Confidential Information that:

(A)	the receiving party can demonstrate by written records was previously known to it;

(B)	is now, or becomes in the future, public knowledge other than through acts or omissions of the receiving party;

(C)	is lawfully obtained by the receiving party from sources independent of the disclosing party; or

(D)	is required to be disclosed by law or a court of competent jurisdiction; and

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(c) The secrecy obligations of the receiving party with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

10.3    Assignability. This Agreement may be assigned by UNIVERSITY, but is personal to LICENSEE and assignable by LICENSEE only with the written consent of UNIVERSITY. Notwithstanding anything to the contrary in the foregoing, the consent of UNIVERSITY will not be required if the assignment by LICENSEE is either to an Affiliate or in connection with the transfer of all or substantially all of the business of LICENSEE to which this Agreement relates, provided, further, that in each instance the assignee expressly assumes all obligations imposed on LICENSEE by this Agreement in writing and that the LICENSEE shall notify the UNIVERSITY of such event and inform the UNIVERSITY whether pre-assignment or pre-acquisition liability remain with the old LICENSEE or are assumed by the new LICENSEE.

10.4    No Waiver. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5    Failure to Perform. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorneys’ fees in addition to costs and necessary disbursements.

10.6    Governing Laws. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.7    Force Majeure. A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party’s obligations herein shall resume.

10.8    Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9    Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.10    Amendments. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

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10.11    Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

NAVIDEA BIOPHARMACEUTICALS, INC.:        THE REGENTS OF THE                                         UNIVERSITY OF CALIFORNIA:

By: /s/ Thomas H. Tulip                    By: /s/ William J. Decker
(Signature)                            (Signature)

Name:    Thomas H. Tulip, Ph.D.                William J. Decker, Ph.D.

Title: President & Chief Business Officer            Associate Director-
Technology Transfer

Date: 11 July 2014                        Date: July 14, 2014

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